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                                                                       EXHIBIT 9

                            FORM OF VOTING AGREEMENT


The Board of Directors
Digital Solutions, Inc.
300 Atrium Drive
Somerset, New Jersey 08873

Gentlemen:

         Reference is made to that certain Plan and Agreement of Merger and Reorganization, dated as of October 29, 1998 ("Merger Agreement") by and among the undersigned, Digital Solutions, Inc. ("Digital"), the Merger Corporations and the TeamStaff Entities. All terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

         It is a condition to closing the transactions contemplated by the Merger Agreement, specifically, pursuant to Sections 2(d)(iv)(B), 7(a)(xviii) and 7(b)(xiv) of the Merger Agreement, that the undersigned deliver this voting agreement to Digital. The undersigned acknowledges that he, she or it has received certain consideration from Digital pursuant to the Merger Agreement and this voting agreement is coupled with an interest.

         The undersigned hereby agrees that for a period of two years from the date hereof, the undersigned shall vote all Digital Shares beneficially owned by the undersigned (determined in accordance with Section 13 of the Securities and Exchange Act of 1934, as amended and any rules promulgated thereunder) in favor of all management nominees to the Digital Board of Directors at any and all special or annual meetings of shareholders of Digital and in any written consent delivered by the undersigned to Digital or any third party. In the event that any Digital Shares owned by the undersigned are transferred in a private transaction or by the laws of descent, the shares so transferred shall continue to be subject to this voting agreement. Notwithstanding the foregoing, this voting agreement shall not be binding upon Digital Shares that are sold by the undersigned either pursuant to a registration statement or Rule 144 promulgated by the SEC.
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         The undersigned hereby acknowledges and agrees that the share certificates owned by the undersigned shall bear a legend as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT IN FAVOR OF DIGITAL SOLUTIONS, INC. A COPY OF THE VOTING AGREEMENT IS RETAINED AT THE OFFICES OF DIGITAL SOLUTIONS, INC. NO TRANSFER, PLEDGE OR SALE OF THE SALES SHALL BE ALLOWED EXCEPT IN ACCORDANCE WITH THE VOTING AGREEMENT. THE VOTING AGREEMENT EXPIRES ON __________, 2000.

         IN WITNESS WHEREOF, the undersigned has duly executed this voting agreement this 25th day of January, 1999.


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